ADEPT TECHNOLOGY, INC. LETTERHEAD


                                                                    EXHIBIT 99.1

ADEPT TECHNOLOGY REPORTS FIRST QUARTER FISCAL 2002

                   Results In-line With Previous Announcement

(SAN JOSE, CA) October 24, 2001--Adept Technology, Inc. (Nasdaq/NMS: ADTK), a leading manufacturer of flexible automation for the telecommunications, fiber optic and semiconductor industries, today reported financial results for its first quarter ended September 29, 2001. Net revenues for the quarter ended September 29, 2001 were $13.4 million, a decrease of 51% from net revenues of $27.6 million for the quarter ended September 30, 2000. Adept reported a net loss before a restructuring charge and amortization expense of $8.9 million, or $0.68 per share, for the quarter ended September 29, 2001, versus net income of $0.7 million, or $0.07 per share, before amortization of goodwill and other intangibles, for the quarter ended September 30, 2000. Including the restructuring charge and amortization expense, Adept reported a net loss of $21.4 million, or $1.63 per share, for the first quarter of fiscal 2002.

Before amortization expense and restructuring charge, the operating loss for the quarter ended September 29, 2001 was $8.9 million as compared to operating income of $0.1 million for the quarter ended September 30, 2000. Gross margin for the quarter ended September 29, 2001 was 34.7% versus 46.5% in the quarter ended September 30, 2000. The comparative operating expenses, excluding amortization expense and restructuring charge, for the quarter ended September 29, 2001 were $13.6 million compared to $12.7 million for the quarter ended September 30, 2000.

Brian R. Carlisle, Chairman and Chief Executive Officer of Adept noted "During the past quarter we have continued to see a deterioration of our business as our customers have reduced their capital expenditures in an effort to deal with excess manufacturing capacity. This situation has been compounded by the market uncertainty that resulted from the tragic events last month. As previously announced we are aggressively taking action to reduce Adept's cost structure. Our goal is to bring expenses more in line with revenues, while maintaining our commitment to developing and introducing innovative flexible automation solutions. We are also using this opportunity to consolidate operations which will result in improved operating efficiencies. "

The company's cost reduction measures, announced in July, are currently being implemented and include the following:

     o Consolidation of manufacturing facilities in San Jose and Livermore, California into Adept's technology center in Pleasanton, California plus the consolidation of some customer support facilities in Europe. These consolidations are expected to be completed by the end of the third quarter of fiscal 2002.

     o Write-off of certain leasehold improvements associated with the facilities consolidations. These actions will take place concurrent with the consolidations of the related facilities.

     o Write-off of assets impaired as a result of exiting certain non-strategic product lines.

     o Workforce reduction of approximately 144 employees or 26 percent from the total headcount at June 30, 2001.

Carlisle noted, "We believe that the actions we are taking at this time have not compromised and, in fact, will strengthen our ability to be a financially attractive technology leader in the next expansion cycle. On a positive note, over the last 12 months we have worked very hard to develop and qualify automation components and solutions for both semiconductor and photonics applications. We are now beginning to see signs suggesting market stabilization in the way of increased proposal activity, in both these areas, as these new products are introduced."

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

     o The company expects net revenues for the second quarter of fiscal 2002 to be flat to up 10% from first quarter 2002 net revenues of $13.4 million. At this time we have limited visibility for the following quarters.

     o The company expects its gross margin percentage to be approximately 33 to 38 percent for the second quarter of fiscal 2002.

     o Operating expenses in the second quarter of fiscal 2002 are expected to be approximately $11.0 to $12.0 million vs. first quarter expenses of $13.6 million. The reduced expenses are a result of cost reductions, which are being taken during the first and second quarters of fiscal 2002.

     o Without the JDS Uniphase investment the company expects it would have approximately $3 million of cash on hand at the end of the second quarter of fiscal 2002, and no debt.

     o      The company  does not expect to book any tax benefit  during  fiscal
            2002.

     o Depreciation and amortization is expected to be approximately $0.9 million in the second quarter of fiscal 2002.

     o The company has adopted of SFAS 142 - "Goodwill and Other Intangible Assets". The company is currently performing the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of the company.

INVESTOR CONFERENCE CALL

Brian Carlisle, Chairman and Chief Executive Officer, Mike Overby, Vice President and Chief Financial Officer, and John Dulchinos, Vice President Sales, will host an investor conference call today, October 24, 2001 at 5:00p.m. Eastern Time to review the company's financials and operations for the first quarter of fiscal 2002. The call will include statements regarding the company's expectations regarding its financial performance in the second quarter of fiscal 2002. These statements will be forward-looking, and actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarter end results announcement. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and www.streetevents.com. A telephonic playback of the conference call will also be available for five business days from Wednesday, October 24, 2001 to Wednesday, October 31, 2001. Listeners should call 800.428.6051 and use PIN No. "211419."

This press release contains certain forward-looking statements including statements regarding expenses, revenue growth and future operating results, that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the cyclicality of capital spending of the company's customers including in the semiconductor industry; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the company's industry; the lengthy sales cycles for the company's products; the company's dependence on retention and attraction of key employees; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with potential acquisitions, including integration risks associated with our acquisition of BYE/Oasis, Pensar-Tucson, NanoMotion and HexaVision, the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; or decreased acceptance of the company's new or current products in the marketplace.

For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10K for the fiscal year ended June 30, 2001, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

Adept Technology designs, manufactures and markets factory automation components and systems for the fiber optic, telecommunications, semiconductor, automotive, food and durable goods industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and ultra precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, nanopositioners, machine controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, application software, and simulation software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com.

                                       ###


CONTACTS:

Maili Bergman
Investor Relations Director
408.434.5158 (voice)
408.434.5005 (fax)
maili.bergman@adept.com


Mike Overby
Chief Financial Officer
408.434.5112 (voice)
408.434.5005 (fax)
mike.overby@adept.com

                             ADEPT TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                      (In thousands, except per share data)
                                                           Three months ended
                                                     ------------------------------
                                                     September 29,    September 30,
                                                         2001             2000
                                                       --------         --------
Net revenues                                           $ 13,385         $ 27,621
Cost of revenues                                          8,737           14,783
                                                       --------         --------
Gross margin (loss)                                       4,648           12,838
Operating expenses:
     Research, development and engineering                5,838            4,866
     Selling, general and administrative                  7,715            7,836
     Restructuring expenses                              12,335             --
     Amortization of goodwill and other intangibles         180            1,425
                                                       --------         --------
Total operating expenses                                 26,068           14,127
                                                       --------         --------
Operating income (loss)                                 (21,420)          (1,289)

Interest income, net                                         83              189
                                                       --------         --------
Income (loss) before income taxes                       (21,337)          (1,100)

Provision (benefit) for income taxes                         81             (385)
                                                       --------         --------
Net income (loss)                                      ($21,418)        $   (715)
                                                       ========         ========

Net income (loss) per share:

     Basic                                             ($  1.63)        $  (0.07)
                                                       ========         ========
     Diluted                                           ($  1.63)        $  (0.07)
                                                       ========         ========
Number of shares used in computing
     per share amounts:

     Basic                                               13,169           10,743
                                                       ========         ========
     Diluted                                             13,169           10,743
                                                       ========         ========


                             ADEPT TECHNOLOGY, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                                                 September 29,   June 30,
                                                                     2001          2001
                                                                    -------       -------
ASSETS

Current assets:
     Cash, cash equivalents and short term investments              $13,678       $21,500
     Accounts receivable, less allowance for doubtful accounts of
         $695 at September 29, 2001 and $742 at June 30, 2001        16,930        21,272
     Inventories                                                     18,076        17,750
     Deferred tax assets and prepaid expenses                         2,691         2,069
                                                                    -------       -------
            Total current assets                                     51,375        62,591

Property and equipment at cost                                        6,987        34,520
Less accumulated depreciation and amortization                        2,164        23,789
                                                                    -------       -------
Net property and equipment                                            4,823        10,731

Goodwill and other intangibles, net                                  16,118        16,332
Other assets                                                          5,781         5,919
                                                                    -------       -------
            Total assets                                            $78,097       $95,573
                                                                    =======       =======

LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities:
     Accounts payable                                               $ 7,468       $10,369
     Other accrued liabilities                                       13,229        12,438
     Accrued restructuring charges                                    3,119          --
                                                                    -------       -------
            Total current liabilities                                23,816        22,807

Commitments and contingencies

 Long term liabilities:
     Restructuring charges                                            2,876          --
     Deferred income tax and other long term liabilities              1,271         1,284

Total shareholders' equity                                           50,134        71,482
                                                                    -------       -------

            Total liabilities and shareholders' equity              $78,097       $95,573
                                                                    =======       =======